Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q4 2005 ALCOA Inc Earnings Conference Call

Event Date/Time: Jan. 09. 2006 / 5:00PM ET

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Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Oplinger

ALCOA Inc - Director, IR

Joe Muscari

ALCOA Inc - CFO

Alain Belda

ALCOA Inc - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

John Hill

Citigroup - Analyst

Daniel Roling

Merrill Lynch - Analyst

George Nissan

UBS - Analyst

Michael Gambardella

JP Morgan - Analyst

Rob Clifford

ABN AMRO - Analyst

Tony Rizzuto

Bear Stearns - Analyst

Alex Latzer

Merrill Lynch - Analyst

Wayne Atwell

Morgan Stanley - Analyst

John Tumazos

Prudential - Analyst

Alberto Arias

Goldman Sachs - Analyst

Steve Bonnyman

CIBC World Markets - Analyst

Charles Bradford

Bradford Research - Analyst

John Redstone

Desjardins - Analyst

Sophie Spartalis

Macquarie Bank - Analyst

Dave Martin

Deutsche Bank - Analyst

Jonathan Goldberg (ph)

Hahn Management - Analyst

PRESENTATION

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

Operator

Good day, ladies and gentlemen and welcome to the fourth quarter 2005 ALCOA Inc. earnings conference call. [OPERATOR INSTRUCTIONS] As a reminder today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today’s presentation, Mr. Bill Oplinger, Director of Investor Relations. Please proceed, sir.

Bill Oplinger - ALCOA Inc - Director, IR

Thank you. Good afternoon. Thank you for attending ALCOA’s fourth quarter 2005 analyst workshop. At today’s conference, Joe Muscari, Chief Financial Officer will review the fourth quarter and current business conditions and Alain Belda, Chairman and CEO will review 2005 and discuss our priorities for 2006.

Before I turn it over to Joe, I would like to remind you that in discussing the Company’s performance today, we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. ALCOA’s actual results or actions may differ materially from those projected in the forward-looking statements. For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements see ALCOA’s annual report and Form 10-K for the year ended December 31, 2004, and Form 10-Q, for the quarter ended September 30, 2005, filed with the SEC. In our discussion today, we have also included some non-GAAP financial measures. You can find our presentation of the most directly comparable GAAP financial measures calculated in accordance with generally accepted accounting principles and our related reconciliation on our website, at www.alcoa.com under the invest section. At this point, I would like to turn it over to Joe.

Joe Muscari - ALCOA Inc - CFO

Thanks, Bill. We will start today by jumping straight into the fourth quarter performance and first off let me just say that we were disappointed with where we ended up on a net basis but are encouraged by the improvement track we see in a number of businesses, specifically Alumina, primary metals, and engineered solutions. In addition, the business fundamentals continue to be very positive. Demand for aluminum is robust driven by strong long term growth especially coming from China. Pipe [primary] metal inventories and high input costs have boosted LME prices above $2,000 per ton. Aerospace sales continued to grow in the fourth quarter rising 7% across the Company. These positive cyclical aspects were offset by seasonal declines in our automotive, building and construction, and can sheet markets. Lastly, commodity, raw materials, and energy costs continue to increase. Alain will share more on cost inflation and the impact on ALCOA later.

In this environment, ALCOA grew total revenue to $6.7 billion, an increase of 2% on a sequential basis, earnings from continuing operations of $210 million, included a negative net $93 million of significant items. Our upstream businesses had strong performances and cash from operations improved significantly, totaling $1 billion in the quarter. The balance sheet strengthened with debt to total capital improving to 30.8%. We continued to execute on our major long-term growth initiatives which are now starting to deliver. I will spend more time on this area in a few minutes.

In the third quarter, we told you about operational issues in our Alumina and AFL businesses. This quarter Alumina showed output improvement and posted the highest level of monthly production on record. And AFL is now on a more solid improvement track. Finally, our Davenport facility achieved a record level of plate production which helped to meet increasing demand from our aerospace customers.

Let’s take a quick look at the fourth quarter from a market standpoint. On the right-hand side of the slide, you can see the relative percentage change in revenue from the sequential and year-ago quarters. We’ve provided you with general guidelines in the past to help understand pricing and our upstream businesses. These will inevitably vary based on particular market conditions and customer contracts, but over the long run, should give you a good directional sense of pricing.

As I mentioned initially, the markets for our upstream products are very strong. Average LME prices for the quarter are up $247 a ton. As you recall, we typically price metal sales on the lag of approximately one month or so. On this basis, average prices for the quarter increased $147 a ton. ALCOA’s third party realized price increased by 11% in the quarter. We generally recognize LME price changes on a one quarter lag for alumina. The average LME on a one quarter lag basis is higher by about $43 per ton or 2%. ALCOA’s realized price for alumina was up 6% for the quarter.

Now, turning to the downstream markets, aerospace is clearly the leader, rising sharply on both a sequential and year-over-year basis. This is an extremely attractive market for us, and we are expanding capacity as you know to better serve these customers. Most of the downstream markets experienced seasonal declines although they were higher year-over-year based in part on higher metal prices.

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Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

Let’s now move to our key areas of management focus beginning with safety. We ended the year with 428 locations around the world, and 129,000 employees. Our lost workday rate equaled the benchmark performance of 0.090 that we achieved in 2004. At this lost workday rate we totaled just 115 lost workdays on over 254 million hours worked. 82% of our facilities did not experience a lost workday in 2005. Our recordable rate for the year was 1.37. We experienced 1,748 recordable events in 2005, which was a very, very dramatic improvement of 19% over 2004. In addition, here as well, 44% of our facilities had no recordable injuries. We continue to be a benchmark of safety performance among major industrials.

At this point, I would like to discuss the progress we’ve made on our growth projects in the quarter. Starting with Alumar, this 63,000 metric ton expansion is the completion of pot line three in San Luis, Brazil and belongs to ALCOA 100%. The first pots were energized in the fourth quarter and the expansion will be complete this quarter. This brownfield expansion will come on line with capital costs of less than $3,000 a ton and conversion costs among the lowest in the world. This will bring ALCOA’s overall ownership of the Alumar smelter to 60%. In Guinea we found [signed] an MOU with the government of Guinea and another partner to explore the feasibility of a greenfield refinery which would be sourced from the CBG bauxite mine. In Rockdale, ALCOA and the Texas Utility signed a letter of intent in the fourth quarter which paves the way for TXU to build a fifth generating unit at the power plant. ALCOA would enter into a long-term agreement to receive power from the new unit. This will effectively replace units one through three which are scheduled to be shut down early next year. The agreement is important in that it adds to the size and scale of our Three Oaks lignite mine and extends the life of our 265,000-ton smelter at Rockdale.

Juruti, this area is one of the best and largest single bauxite deposits in the world with favorable logistics so it constitutes a unique opportunity as a source for the Alumina [Alumar] refinery expansion. The initial mine will be 2.6 million tons but can be expanded to 12 million tons as bauxite demand in the region grows.

In October, we formed the Bohai joint venture where ALCOA is the managing partner holding a 73% stake. This investment is the foundation piece for ALCOA’s global flat-rolled product strategy in China, with a focus on high value-added products. In addition to the initial 50,000 tons of foil capacity, ALCOA plans to invest over $200 million in a major hot mill expansion of the facility. We anticipate having the mill commissioned by 2008 with output growing at more than 220,000 tons. The Merck’s [Merxheim’s] fine architectural coating line is a new line that will be capable of coating thin aluminum coils, it is a $40 million facility and it’s going to enable our building and construction systems business to meet increasing demand and we are expected to have this operational by early 2007.

In Hungary, we initiated a modernization. This is an $83 million investment at Kofem. The project includes an expansion of flat-rolled mill products capability, the addition of Dura-Bright production, and the launching of a manufacturing operation for airflow castings. The modernization itself will create nearly 200 new jobs and is expected to be completed by the end of 2007.

Our ALCOA fastening systems business created two new 50,000 square foot manufacturing sites in Suzhou, the industrial park in China, this is about 100-kilometers from Shanghai and these were put in to support the rapidly-growing commercial aviation and rail car production markets in China. These were expected to be in production early — earlier this year. Ingen [Tianjin] is the first of two closure facilities we established in China in 1994, the second facility which has always been wholly owned was opened in Honjou [sp] in 2004 and we took full ownership of that.

Next, I would like to give you a brief update on some of our new products under development. Simultaneous multi-alloy continuous casting, better known internally in ALCOA as SMACC is a proprietary technique for a simultaneous casting of multialloy slabs used in the production of brazing sheet, and other high-added value applications and what we’ve done here is we’ve initiated a pilot facility in [Amorebieta] so that is under way. The hurricane resistant panels, this is a major building product innovation that uses proprietary ALCOA technology and is targeted at a growing market of roughly $125 million. Demand for the hurricane impact products is being fueled by usage beyond the Gulf and Florida coast to coastal locations as far north as Canada. These products have passed the required test internally and are currently under approval by state authorities and we’re planning to launch in early 2006.

Dura-Bright, and other commercial vehicle components, what we’re doing here is leveraging the success of our Dura-Bright truck wheels into new opportunities. Dura Flange for heavily loaded trucks and Dura-Bright fuel tanks are receiving high grades in their market testing. And we are working on Dura-Bright applications for OEM, OEM car wheels, and have developed specialty wheels with the unique patterns that will be introduced to the marketplace during 2006.

We’ve also developed and specified recently a range of proprietary fasteners that are applicable to composite structures including the Boeing 787. As you will recall, approximately two-thirds of our aerospace portfolio is now propulsion and fasteners and these new products establish new avenues for growth. We continue to see interest globally in the aluminum bottle, as can makers and beverage companies in Japan, Europe, and the U.S. increase their development efforts and test marketing of this packaging innovation. We’ve also developed closures that reduce oxygen

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Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

ingress and are cost competitive to conventional closures. Vinyl Lock [Vino-Lok] has received a strong reception in the marketplace and we’re currently in trials at wineries in every major wine growing region. We’ve also launched the slow cooker liner to meet convenience and quick cleaning needs as consumers return to long duration cooking. Anyway, I just wanted to give you a quick overview. We’ve got a number of others going, but we plan to periodically give you updates of how we’re progressing in our various product development areas. Let’s now move to operational excellence.

I would like to just briefly share a few highlights of how the ALCOA business system has been an integral part of impacting the bottom line. An all-time production record on the 220-inch mill was set this quarter. This is the most critical piece of equipment, I think as many of you know, in the Davenport aerospace flow path and the improvement was achieved through focused application of TPM and daily management, two very powerful ABS processes.

I touched on our refining system earlier. But our entire global refining system improved output by 2% in 2005, and much of this occurred in the fourth quarter, despite forced shut downs in Jamalco with Point Comfort. The western Australia system had record production in the fourth quarter and six of our nine refineries had new annual production records in 2005. We’re on a track for — we were on a track for production records in the Atlantic system before the hurricanes. And also, in Latin America, we are able to improve our flow facilities by over 35%, again through the focused application of daily management control and TPM to review bottlenecks and basically free up untapped capacity that we could sell.

We’ll look at portfolio management. In the quarter, we completed the sale of Southern Graphics in December for approximately $408 million in cash. Southern Graphics is a packaging design and imaging business we acquired in the Reynolds acquisition. We also curtailed Eastalco. The plant’s power contract expired on December 31, and to date, we’ve been unable to secure a new competitive power supply agreement. The plant is a 195,000-ton smelter that is 61% owned by ALCOA. And we will continue to operate the cast house during a transition period to continue serving our customers until new billet capacity in Quebec is brought online next year.

We also announced the realignment of our global extrusion assets and this alignment and technology gives us the opportunity to serve our customers with global capacity and capabilities better by combining our hard alloy and rod and bar assets worldwide. We’re able to more fully explore opportunities, particularly in the aerospace sector, and industrial rod and bar markets. Bringing together our soft alloy extrusion assets globally will create, will actually enable us to drive adoption of best practices more effectively across the system, and at the same time, enable specialization within each of these soft alloy separate market segments.

You’ve all seen our press release for the quarter. Income from continuing operations was $210 million or $0.24 per share, which includes a net negative impact of $0.11 as I mentioned earlier per share associated with several items that I will discuss in a moment. We generated strong cash flow in the quarter, with cash from ops of $1 billion. This enabled us to improve our debt to total capital by 0.7 percentage points to 30.8. We’ve been able to fund our growth projects increasing capital expenditures to $2.1 billion this year, while maintaining debt within our target range. Our revenues for the quarter were up on both a sequential and year-over-year basis. 2005 ROC was 8.3%, and 9.5% when growth projects such as Iceland and Russia are excluded. This performance marks the fourth consecutive year of improvement in our return on capital.

Let me now turn to the major variances on the income statement. SG&A rose to 5.4% of sales due mainly and in part to a prior period adjustment related to Russia. Not recurring. And several year-end charges. I will talk about restructuring that you see on here on the next page. You will also notice the interest expense improved by 18 million in the quarter. This is the result of three items, a rise in project spending, a decrease in our debt balance, and a capitalized interest adjustment in one of our regions. The change in other income is due to the gain on the sale of railroads in the third quarter and various mark-to-market adjustments in the fourth quarter. Minority interest rose and improved performance in our Alumina business, and the increase in discontinued ops reflects the performance and gain from the sale of Southern Graphics during the quarter.

As noted, previously, we experienced items in the fourth quarter that totaled a negative $93 million. Let me provide some further detail on these. Hurricane and business interruptions resulted in losses of $55 million. The impact of hurricanes Katrina and Rita accounted for a large part of this, which was higher than we actually advised at the end of the third quarter. This also included part of that in the hurricane estimates, or hurricane number, I should say, includes losses for lower production, higher — as well as higher material and energy costs that we experienced. Production rates at Jamalco and Point Comfort were also negatively impacted by approximately 92,000 metric tons as a result of the hurricanes. These facilities by the way are actually still struggling to get back to pre-hurricane output levels.

Business interruptions include the previously announced outages at our ABI and Wenatchee smelters along with an unplanned outage at our Portland facility and those smelter-related events resulted in losses of approximately $15 million. The unplanned outage of the Portland facility resulted in production losses of 3,000 tons per month and the facility is not expected to be fully operational until the fourth quarter of 2006. We

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Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

also realized noncash mark-to-market losses of $22 million, the largest portion of which relates to imbedded derivatives in certain power contracts. These losses have no immediate cash impact to the Company.

Restructuring efforts totaled $19 million in the fourth. These actions include the previously announced curtailment of the Eastalco smelter, approximately $10 million, and the continuation of the comprehensive restructuring program initiated in 2005. Net cost to integrate and transform our Russian facilities totaled $14 million, $21 million of losses were recorded in the segments with $7 million offset attributable to inter-company transactions. This increases the total for the year to $69 million, which is an improvement over the estimate of $80 million we provided in the second quarter. For 2006, we expect this growth investment to result in $45 million of additional losses. Finally, we had credits of $17 million, the largest of which was $10 million for power purchases in our Italian operations, which relate to prior periods.

We’ll look at cash flow. Cash from operations totaled $1.0 billion in the fourth quarter, in part due to an improvement in working capital despite higher metal prices. This comes on the back of a $240 million working capital improvement in the third quarter as well. The strong cash performance helped bring our 2005 cash from ops to $1.7 billion after having made a voluntary $300 million cash pension contribution in the third quarter. Capital expenditures rose to $762 million in the quarter, as we continued to invest in advantaged large upstream growth projects. Nongrowth capital expenditures totaled 93% of depreciation in the quarter. And for the year, capital expenditures totaled $2.1 billion. In 2006, we expect CapEx to be between $2.5 and $3 billion.

Before we talk about the segments in detail, I thought it would be useful to provide some broader context for these results. You will see in the chart that over the period, from the beginning of 2003, we’ve realized a steady increase in third party revenues. These gains have come on higher metal and product pricing, and have been consistent over the seasonal movements in our businesses. Through the latter half of 2004, we were able to translate that to improved after-tax operating income. More recently, however, rapid cost inflation and operational issues have limited our ability to drive this revenue growth to the bottom line. This has been and will continue to be a major point of focus for us as we attack the cost side, as well as the output and operational excellence side of the equation. As I mentioned earlier, as we look at the first quarter, we continue to see the operational side improving within the context of a continuing very strong aluminum market.

As we look at Alumina, on the left side, you will see that Alumina had a great quarter. Revenues were up 6% based on higher metal prices and segment ATOI was up 17%. The production increased by roughly 1% versus the third quarter, despite the lost production due to hurricanes. On the right side, you will see the strong progress in production increases driven largely by operating improvements. In the early part of this year, we had operating performance issues which the primary group have worked hard to overcome and now expect to accelerate our rate of improvement. Alumina pricing has been driven by significant increases in LME and LME percentages over the past few years, but has been accompanied unfortunately by equivalent increases in the cost of production inputs. In the fourth quarter, increases of $3 million in energy and $4 million in caustic soda costs contributed to the increase in production costs. Looking ahead, we expect steady improvement in production levels, lower input costs, specifically caustic and labor, but are expected to be offset by higher natural gas costs.

Moving to primary metals, primary metals also had a strong quarter, total revenues grew by 7%, and segment ATOI rose 44% sequentially to $242 million. The major driver of quarterly results was higher metal price, operational efficiencies, and stabilized costs. Total shipments declined as the Company purchased less primary metal for internal use. Purchases for the quarter were 164,000 metric tons, down from 189,000-tons in the third quarter. Primary metal production for the quarter was 900,000-tons, essentially even with the prior quarter. Increased production from the Alumar expansion was offset by the outage in the Portland smelter and idle capacity now stands at a 525,000 tons following a curtailment at Eastalco. Note that for the quarter, substantially all of the mark-to-market impact is recognized in the primary segment’s results. [Alcoa correction: As stated in Alcoa’s press release announcing its fourth quarter 2005 financial results, the mark-to-market impact on metal and metal-related activity is not recognized in the segment results for the Primary Metals segment.]

Looking ahead to the first quarter of 2006, production will decline approximately 26,000 tons with the curtailment of Eastalco. The Alumar smelter in Brazil is expected to contribute roughly 4 to 6,000 tons incrementally for a net decrease of around 20 to 22,000 tons. Further, from a pricing standpoint, the majority of our aluminum is open to the market.

Moving to flat-rolled products, we had continued strong performance in the flat-rolled products segment, which, when we exclude Russia rose $20 million or 37% against the year-ago quarter. Strong productivity improvements in the quarter and favorable aerospace mix were offset by raw material energy increases and we also had seasonally lower can sheet volumes along with the Russian losses. In the first quarter of 2006, we expect aerospace demands to remain strong. We also expect to see the seasonal upticks in canned sheet and automotive and the Russian costs as I mentioned earlier also expected to be lower.

Construed [Extruded] and end products, seasonal declines in building and construction, coupled with overall weak market conditions and soft alloy extrusions and higher energy costs drove revenue declines of 6% and ATOI down by $26 million. Performance overall was basically

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Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

comparable to last quarter, to prior year quarter. Looking ahead, we expect building and construction and the automotive markets to experience their seasonal increases in demand.

As I touched on earlier, the engineered solutions business group had a great quarter. ATOI for the segment increased 42% sequentially to $46 million on a revenue increase of 2%. Year-over-year revenues and ATOI were higher by 10%. Continued strong aerospace demand drove performance at our investment castings and forged products fastening systems and wheel products businesses. The previously mentioned operational issues at AFL automotive began to abate in the quarter and we expect that to continue to improve in the first quarter. Looking forward to the first quarter, aerospace will remain strong. And the segment will benefit from continued progress both at AFL and some of the other units.

In packaging and consumer, hurricane-related events had a significant impact on the business by approximately $12 million after tax due largely to higher resin costs that occurred during the period and that have been occurring. Segment ATOI declined $8 million as the fourth quarter strength and our consumer business was more than offset by the higher raw material costs and seasonally lower volumes of our closures business. On a year-over-year basis, performance at our packaging businesses has been negatively impacted by higher raw material costs, both resin and metal. Looking ahead, consumer products volumes will decline and we expect sustained high resin costs combined with higher metal costs.

Just to briefly summarize our view of the first quarter of ‘06, the current strong metal prices, aerospace strengths, and some seasonal upswings in building and construction did have a positive impact on our results. In addition to these, we have made progress on the various operational issues that have occurred in the fourth quarter. In summary, while the fourth quarter was difficult, the actions we’re taking to cut costs and regain momentum on productivity improvement projects could result in better operational results. Now, I will turn it over to Alain.

Alain Belda - ALCOA Inc - Chairman, CEO

Well, thanks, Joe. Since reviewing the quarter, I’m going to take a few minutes to put 2005 into perspective and discuss our strategic priorities going into 2006. This year, we’ve accomplished many things. We continued to deliver values with strong safety performance, less environmental impact, and continued strong community engagement. We battled higher input costs all year, and I will show you more. And we managed our markets well, strategically positioning the Company to capitalize on the strength of our key markets. We managed what was under our control, improved return on capital, cash flow, balance sheet, costs, mix, pricing, and volumes. Excluding the LME price effect on primary, we have achieved revenue growth of $1.9 billion or 8%. We managed our portfolio, sold some assets, restructured others, and changed management where we were not doing enough progress. Lastly, we continued to invest in our growth projects, globally both upstream and downstream, and repositioning assets for lower costs, and higher competitiveness.

The financial results are an outcome of the action. Double digit top line growth, $1.2 billion income from continuing operations, a stronger, flexible balance sheet, and a 9.5% return on capital excluding Russia and construction work in progress. This is, like Joe said, this is the fourth year of continuing improvement. Was our execution perfect or are we satisfied with the results and the answer is, no. But I won’t minimize the accomplishments we’ve made in 2005. In the integrated aluminum industry and the flat-rolled products business, in the investment casting business, including forgings and fasteners, we are the only company that has created value in the current cost environment while continuing to invest and laying the foundation for future organic growth, and we will talk more about this.

You’ve become accustomed to seeing this chart from us, which shows the major impacts in the year. I’m sure many of you recall the chart we showed at the beginning of the year, where we estimated that input cost inflation, excluding energy and productivity would both be about $600 million, pre-tax, for 2005. As you can see from the chart, the input costs were higher than expected.

Let me look at it at the following way. Input costs inflation, energy inflation, and currency increases on our operating costs, resulted in a $747 million after-tax increase over the previous year. Passing through the LME prices, we took the risk of not selling forward and [deltas conscripts with contract constrained and increases] [dealt with contract constraints and increases], we bought scrap and selling and sold value-added products passing through raw material prices wherever we could, increasing prices wherever we could, improving mix, productivity, and volume. Net of added depreciation and overhead expenses, this resulted in an increasing comp [income] by $875 million. For a net positive of our actions against the costs of $128 million positive. In addition, we had tax benefits of $126 million, which also took some planning to get done. So we had a total of $254 million net positive from managing what was under our control.

To complete the picture, we also made other management decisions that affected negatively the P&L statement. The Russian investment, cost us $69 million for the year, and the restructuring business that contributed to total cost of our decision, up to $210 million. It still left a positive margin. But at the end of the day, we ended up with our results, about $140 million below the previous year results. And this was a consequence

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Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

of these $58 million nonrecurring charges that Joe talked about, plus additional ins and outs like the — how do you call, LIFO adjustment, and minority interest, and others.

Included in the significant actions we’ve taken during the course of this year, and previous years, were actions that contained health core and — health care and pension costs obligations in the United States. We now have more than 80% of U.S. employees participating in a consumer-based health care plan, with an average family contribution of more than $200 per month in 2006. Thanks to this health care costs have remained almost flat over the last three years in the U.S., on a per capita basis, despite continuing increases of over 15% per annum, for the less than 20% of the U.S. work force that still has a first dollar coverage. ALCOA’s overall health care spending in the U.S. has declined over the last two years as a portion of our work force in the states has declined, and we took these actions to tackle inflation. We plan to address these issues in the contract negotiations with the union this year.

In 2005, we continued to manage our cash wisely. As you can see from this chart, our underlying cash generation, coupled with a rigorous divestiture program, largely funded the significant growth we are undertaking in the upstream. By the way, as we said we would do, at the beginning of the year. We improved our overall balance sheet flexibility during the year, as measured by a lower debt to cap, while investing nearly $1.3 billion in growth CapEx. This included spending in Iceland, motion anode [Mosjoen anode] plants, modernizations in Latin America and Brazil, Pinjarra upgrade, and further funding of our major pension plan by $383 million. We’ve also continued to improve our return on capital investments.

We weren’t alone in seeing these higher costs. Our best estimates are that the entire industry across a cost curve experienced higher costs in 2005, on top of the cost increases from 2004. In aggregate, average costs per ton for the industry is up over $300 per ton since the end of 2003, upsetting much of the improvement in price. This shift in the cash cost curve has been driven by higher energy, carbon products, and alumina costs. While there are many ways to cope with this in a rising cost environment, we have focused on the key controllables within the upstream. These are getting the tons out of the door, which means production, and with the best productivity possible.

As you can see from these charts, we continued to make progress in both refinery and smelting production trends, during 2005. In refining, we increased production nearly 2% over the year, and continued on the four-year trend of production improvements. Productivity wasn’t as strong as expected in the refinery business, as we struggled during the course of the year to overcome issues in Western Australia, commissioning issues in Suriname and outages caused by the hurricanes. At continuously operating smelters we increased production by nearly 2%.

We have restructured considerably in certain of our downstreams, where we have fundamentally strong franchises. Both Howmet and fasteners have experienced strong sales and margin growth in the year, underpinned by the surging aerospace market and our position with the major manufacturers. In air foil, we have a minimum of 53% market share, and up to 100% proprietary market share on the emerging Eclipse, the joint strike fighters, the A380, the F-22 and the 787 platforms. In fasteners, when you look at the programs that are emerging, we have the majority position on every one of these programs, both military and commercial. We are number one in the segment of the industry, and we have every reason to believe we will continue to be number one. In packaging, the closure business grew by 7%, and the overall revenue by 11%. And year-over-year, aerospace revenues are up 20%, driving both our flat-rolled products and hard alloy extrusion business to better returns.

The industry outlook is very bright. We see positive fundamentals. The last two, three months are the highest quarters in 10 years, and the present price is the highest one in 17 years. And inflation in general is in control. As you can see from this, general global aluminum consumption should double between 2005 and 2020. Which is being driven by the consumption growth in the BRIC countries. Asia will account for 60% of the growth and in 2020, will consume as much aluminum as the entire world does today. Putting this in perspective, this will require nearly 80 new smelters of 400,000 metric tons annual capacity, assuming that all of today’s capacity stays online. This means adding five smelters per year, or 2 million tons per year, or adding 4 million tons of refineries every year.

Demand, as I said, is strong and we are in the best position to take advantage of the opportunities in alumina with our brownfield options, and have taken several initiatives in aluminum, also. Our existing global system of 26 smelters and nine refineries give us the perfect opportunity to capture the growth in the alumina and aluminum markets. This chart shows the current production profile of each of our major projects in smelter and refineries. Some important facts about these projects. All of the projects, both refinery and smelters will be in the lowest quintile of the cash cost curve. In addition to the refinery projects listed, the Guinea project could come on line after 2009.

The refining project would add 6 million metric tons to our existing base of 14 million tons, or a 40% growth. The refining projects will lower our overall refining costs per ton by approximately 15%. The smelting projects will add over 700,000 metric tons a year of base capacity to our 4 million metric ton present capacity. Or 17%. At today’s metal price, and assuming the alumina is sold on long-term contracts, these projects will generate over $3 billion in revenue by 2009.

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

We are also positioning the Company to take advantage of accelerated growth in the semi-fab market by investing in a series of rolling, hard alloy extrusion, and forging investments, that will broaden our global footprint and increase our manufacturing flexibility. You’ve heard me talk often about Russia and Bohai. These two projects provide us with low cost global platforms for growth. Next, this means adding 500,000 metric tons of capacity, brownfield, and mostly in lower cost countries, at a much — and at much lower capital cost per ton of production, compared to the present capitalization of the group. In 2009, we will have roughly 42% of our production in low cost countries.

So just to recapture, in 2005, we made a number of strategic portfolio moves, curtailed smelters due to high energy prices, Eastalco and the Hamburg facilities. Sold our Elkem equity stake, sold Integris and Southern Graphics and swapped the telecommunication business with AFL. And we restructured a number of downstream businesses, reducing head counts by 7%, and targeting over $200 million in cost savings. Much of the divestiture and restructuring work was done in downstream businesses and investments were made in bulk side [sp], refinery, power, smelting, and rolling.

Well, let me end by reiterating our goals for 2006. First and foremost, we will continue to deliver values. We are consistently recognized to be a leader in the industry in safety and sustainable development. We will continue to deploy the ALCOA business system to achieve operational excellence, and capture the structural cost savings that were put in place this year. In addition to the growth plan in the upstream and integration that are new rolling assets, we will continue to actively manage the portfolio. We will keep a strong balance sheet and grow our return on capital. And lastly, we will continue to achieve profitable growth by capitalizing on the strong markets using technology as a strategic advantage, integrating Russia, and making opportunistic acquisitions that create value. At this point I’d like to turn it over to Bill to manage the questions and answers.

Bill Oplinger - ALCOA Inc - Director, IR

Operator, we would like to enter the question-and-answer period and take some questions.

QUESTION AND ANSWER

Operator

Thank you very much, sir. [OPERATOR INSTRUCTIONS] Our first question comes from the line of Mr. John Hill of Citigroup. Please proceed.

John Hill - Citigroup - Analyst

Very good. And thank you for a very detailed presentation, everyone. You showed the evolution of the cost curve for the industry over the last couple of years. I was wondering if you would care to comment on ALCOA’s ability to maintain or improve its position on that curve on the ‘05 numbers.

Alain Belda - ALCOA Inc - Chairman, CEO

Well, in 2006, I think we will be battling some of the same pressures that you’ve seen in 2005, but it feels, unless there is some big changes on oil prices, it feels to me that the majority of the — how do you call, of the pressure, is under control at the moment. And the actions we have taken, both in restructuring and what you call productivity should result in an improvement over 2005.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Daniel Roling of Merrill Lynch. Please proceed.

Daniel Roling - Merrill Lynch - Analyst

Thank you. Did I hear you correct, Joe, that you referred to the Eastalco smelter that you might have a contract out of Quebec in 2007 for reopening that?

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

Joe Muscari - ALCOA Inc - CFO

No, that was to supply ingot. We are continuing to supply ingot out of Eastalco until we can properly facilitize out of Quebec and so it’s a question of continuing production until we’re ready to switch over to Canada.

Operator

Thank you very much, sir. Ladies and gentlemen your next question comes from the line of Brian MacArthur of UBS. Please proceed.

George Nissan - UBS - Analyst

Hello?

Operator

Mr. MacArthur, your line is open?

George Nissan - UBS - Analyst

Can you hear me okay?

Alain Belda - ALCOA Inc - Chairman, CEO

Yes.

George Nissan - UBS - Analyst

This is actually George Nissan. A couple of questions. Actually it is one direct question. How would GM demand and companies like Ford affect your use of capital, and what would you say is constraining you guys from increasing your throughput for the 2006 year?

Alain Belda - ALCOA Inc - Chairman, CEO

I’m sorry. Please restate that question and could you state your name and firm name?

George Nissan - UBS - Analyst

It is George Nissan.

Alain Belda - ALCOA Inc - Chairman, CEO

Please restate your question.

George Nissan - UBS - Analyst

And the questions are, how would GM demand and companies like Ford as well affect your use of capital and what is constraining you guys from increasing your throughput?

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

Well, GM and Ford only — 10% of our sales go to automotive, and the GM and Ford, it is mostly a question of what their volume is, and how the switch is happening between SUVs and new lines of products, like the crossovers. So that doesn’t change our investment at all. Constraint of volume is mostly when you hit limits like at the moment the 220 mill which hit the record return — or record volume production, but there is still more to go there. So I don’t think we’re hitting market constraints — volume constraints at the moment. It is more we’re managing the mixes, and defining what volume we want and where.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Michael Gambardella of JP Morgan. Please proceed.

Michael Gambardella - JP Morgan - Analyst

Yes, good afternoon. Did I hear you correctly when were you talking about the significant items to reverse out, that you would reverse out of the results, did I hear you say that the high energy costs, like natural gas was something that you included to be backed out?

Joe Muscari - ALCOA Inc - CFO

No.

Michael Gambardella - JP Morgan - Analyst

You didn’t say high energy costs?

Joe Muscari - ALCOA Inc - CFO

No, I did not.

Alain Belda - ALCOA Inc - Chairman, CEO

No, Mike, what I said was that we had $443 million of cost inflation, $234 million of energy increases, which includes gas and all, $80 million of currency impact, and all of that was, $747 million after-tax of negative impact over last year. I did not exclude it.

Operator

Thank you very much, sir. [OPERATOR INSTRUCTIONS] Our next question comes from the line of Rob Clifford of ABN AMRO. Please proceed.

Rob Clifford - ABN AMRO - Analyst

Yes, good afternoon. A quick question about your upstream, the issues you are having in Alumina production you talked about early in 2005, and the fact that you resolved those, I wonder if you could just comment on how — on what they were, and what you’ve learned from that in terms of preventing those occurring again?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, we talked about the problems we had in two areas, one Alumina was — and we had problems in production in Australia, mainly the ride from maintenance and some labor negotiation, which created some inefficiencies. We then had Suriname where we’re changing bauxite mines

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

and the quality of the bauxite affected production. We talked also on refineries about the results of the hurricanes on both Jamaica and Point Comfort. In the smelter area, we had a problem in Portland, Australia, with a problem with a transformer that had slowed down production and taken some pots out of line until sometime mid this year. And then in ABI, and Canada, which if you remember, we had a strike last year, and we’re still battling the life — the pot lives.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Tony Rizzuto of Bear Stearns. Please proceed.

Tony Rizzuto - Bear Stearns - Analyst

Good afternoon. I wonder if you gentlemen could just remind us about the percentage of your contracts for both RCS and Alumina which are going to roll over for this current year? And if you could give us a little bit of flavor on that, on the Alumina side and the new contracts, that you’re entering into, over the medium term, are you guys generally realizing the percentage linkage closer to the 15, 16% we’re hearing? Actually I’m hearing numbers higher than that, but could you talk about that that a little bit.

Joe Muscari - ALCOA Inc - CFO

Yes, we’re talking about Alumina?

Tony Rizzuto - Bear Stearns - Analyst

Both Alumina and I want to try to mix into that one question, Joe, also RCS if we can.

Joe Muscari - ALCOA Inc - CFO

Let me start with the RCS. As you know, we have been negotiating with our major customers, through a good part of 2005. And what we see right now is that after 2006, we will have two customers with no caps. So we have been relatively successful so far, but this is an ongoing process, and after 2007, directionally where we’re headed now, there will be another customer with caps removed so we continue to make progress on that. With regard to Alumina, roughly I believe, was it last year, we had about a third of our contracts were renegotiated, and we were able to improve by about 2 points, 200 basis points in the contracts that we’re seeing the benefit of now. Going forward in the next year, I think we’re looking at roughly 10% of our Alumina supply, would be renegotiated. That’s roughly from a rough estimate standpoint, that’s what we’re looking at right now.

Alain Belda - ALCOA Inc - Chairman, CEO

Tony, on the RPD side, I would like to emphasize that of the aluminum production of ALCOA, less than 7% is side with a cap or a nonhedge price. And even in that case, the price is on specifically in the RPD, it is an $0.85 plus a midwest premium so that takes you over to $0.90 and we have substantially increased our use of scrap, which has a margin somewhere above $0.05. I mean contribution to costs. So the effect is pretty — it is still money, but it is much less significant to us, and then for the first quarter this year, the numbers we’re talking about are — we are realizing more than $2,250 per ton on the metal. Including these.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Alex Latzer of Merrill Lynch. Please proceed.

Alex Latzer - Merrill Lynch - Analyst

Thank you. Gentlemen, a question on your plans in China on the Bohai plant. I see mentioned aerospace, transportation, do you have any plans there for getting into the can sheet?

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

Yes, the facility that we will be putting in there, the hot mill is going to be capable to make can sheet and that is part of our forward plans. It’s going to be a multipurpose mill and we’re focused on the higher value added segments once we start up in 2008 and can sheet will be part of the mix. The question is going to be how much of that will we actually do, and so we’re still working through how much canned sheet we’ll be making there but our focus is going to be to try to move up the value chain in China as fast as we possibly can and we have the technical capability to be able to do that. Because as you probably know, most of the rolled product imports into China are the higher value added products like can sleet, some of the automotive sheet products that are going in there, lighting sheet, and litho sheets.

Operator

Thank you very much, sir. Ladies and gentlemen your next question comes from the line of Wayne Atwell of Morgan Stanley. Please proceed.

Wayne Atwell - Morgan Stanley - Analyst

Good afternoon. Do you have a measure of how much natural gas you buy as a company, and how much you have hedged, how much is hedged for the first quarter and the year and at what price?

Alain Belda - ALCOA Inc - Chairman, CEO

Wayne, we — I can’t give you off the top of my head what the total usage of natural gas is, but we have greater than 50% of it hedged and it rolls off — we’re constantly rolling on new hedges. I believe if you go back to the third quarter, of 2004, we broke down the complete energy sent to the Company and if you want to call me offline, I can step you through what the energy spend was for the Company there.

Operator

Thank you very much, sir. Ladies and gentlemen your next question comes from the line of John Tumazos of Prudential. Please proceed.

John Tumazos - Prudential - Analyst

Good evening. In past cycles, when smelters were announced shut, such as the 550,000 tons in your Maryland smelter and by various entities in Europe in the second half of last year, sometimes when better times came, those smelters reopened, bought for a token by an investor group such as the so-called Lazarus smelters at the Pacific Northwest a generation ago. Rather than have some new competitor enter the business, what measures would ALCOA take concerning Frederick, Maryland to keep it in the family and will you go so far as to bid on the smelters that may become available in Europe that people are shutting down?

Alain Belda - ALCOA Inc - Chairman, CEO

John, we learned the same lessons you’ve learned 20 years ago. We’re not selling the smelters that are idled at the moment. We are not buying the ones in Europe. I assume that other people will have to do that.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Alberto Arias of Goldman Sachs. Please proceed.

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

Alberto Arias - Goldman Sachs - Analyst

Yes, good evening. Just a clarification. On page 13 when you talk about your significant items, you have here for hurricanes and business interruptions, a charge of $55 million, and just to clarify, have you included higher raw material costs in that $55 million? I believe I heard you as well saying that it was natural gas and—?

Alain Belda - ALCOA Inc - Chairman, CEO

Yes, there were spots, when we — what occurred was there were shortages and so we were forced to go into the market because of the shortages and it cost us more than the even higher prices we were paying for resins. In case of — this was an earlier question that I wanted to come back to, so I’m glad you raised it. In the case of some of our facilities like our Tennessee facility, that the gas lines themselves had curtailment where there was no gas coming through so we also were forced to go out and pay prices sometimes 2X, 3X of the rates that we were incurring. So for those periods of time, when we had to go out to do it, we estimated those costs in here.

Alberto Arias - Goldman Sachs - Analyst

Thanks.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Steve Bonnyman of CIBC World Markets. Please proceed.

Steve Bonnyman - CIBC World Markets - Analyst

Yes, good evening, you referred to a CapEx number for next year, I believe of 2.5 to 3 billion. Could you offer a little color on geographically, and against business segments how that might be spent?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, this is going to be — fundamentally we’re finishing up Pinjarra in the first quarter of 2006, we are continuing the construction of Iceland and the, how do you call it, during the whole year, I mean this is the peak year in construction expenditures in Iceland. We have the start of construction of the mine in Brazil. And we are at the start of the construction also at Jamalco. Those basically are the projects that are included, and are included for 2009.

Operator

Thank you very much, sir.

Alain Belda - ALCOA Inc - Chairman, CEO

Again, just to reinforce this thing. We told you at the beginning of last year that we will manage cash and we will manage divestitures and whatever it takes in order to preserve the debt to equity ratio in the range of 25 to 35 which is presently at 30. In order to continue to do what we need to do to grow the Company and take advantage of the brownfield opportunities we have. And that, we will continue to do that, and we will continue to constrain ourselves within the parameters of the, how do you call it, the debt to equity ratios of the company.

Operator

Sorry for the interruption, sir. Thank you very much. And our next question comes from the line of Mr. Charles Bradford of Bradford Research. Please proceed.

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

Charles Bradford - Bradford Research - Analyst

Good afternoon. You could talk a bit about caustic soda? We have been hearing about some pretty big increases. From your comments, it sounds like you’re not seeing that. Could you give us a little more color?

Alain Belda - ALCOA Inc - Chairman, CEO

We have had — this year, as you know, we’ve talked at the beginning of the year that we had centralized purchasing in the Company, and there was a lot of negotiation that occurred with all of our major suppliers. And caustic soda to us, it is still going to be about $50 million increase in 2006, some of it, or most of it reflects actually the caustic soda bought in 2005 that flows through the working capital of the Company, and hits the P&L statement. So — but I think the caustic soda seems to be a lot more under control at the moment.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of John Redstone of Desjardins. Please proceed.

John Redstone - Desjardins - Analyst

Yes, good evening, gentlemen. If you could please clarify for me exactly how much total production of Alumina you lost in the fourth quarter, how much aluminum production you lost in the fourth quarter, and for both aluminum and Alumina, when do you expect to be back up to full production across your whole complex?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, let me put it this way. We told you that both — at alumina, the biggest problems were Australia and Suriname. Australia is completely resolved and in fact are beating records at this moment, higher than ever. The Suriname, I think we’ve got this under control, still some bow side [bauxite] quality issues. And Jamaica is doing much better at the moment. I don’t have the specific number in my head right now, but Bill Oplinger and Tony Tree, team [Thene], will call you and give you that specific — those specific numbers. And the smelter is fundamentally the issue at the moment, is recovery of Portland.

Operator

Thank you very much, sir. Ladies and gentlemen your next question comes from the line of Sophie Spartalis of Macquarie Bank. Please proceed.

Sophie Spartalis - Macquarie Bank - Analyst

Good morning, gentlemen. Just a question on the Alumina linkage. We’ve seen an increase in the linkage sort of flowing through to increases in realized aluminum products. We’ve seen the aluminum price remain relatively flat but we’ve seen margins increase. Does that suggest that the costs are relatively controlled or have been relatively controlled in the fourth quarter for the Alumina business?

Alain Belda - ALCOA Inc - Chairman, CEO

I couldn’t understand the question. Could you repeat, please?

Sophie Spartalis - Macquarie Bank - Analyst

Yes, just a question on the Alumina linkage. We’ve seen an increase in the linkage while the aluminum prices remain relatively flat. We’ve seen an increase in the margins for the Alumina business. Does that suggest that we’ve got costs pretty much under control in that area of the business, for the fourth quarter? And then going—.

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

Joe Muscari - ALCOA Inc - CFO

I think basically what you’re seeing, and we were trying to depict this in the charts, but there is a — the Alumina contracts lag by a quarter, so that’s why you’re, next quarter, you will see the LME impact from the previous quarter, coming into play. So you will see a lag effect there.

Alain Belda - ALCOA Inc - Chairman, CEO

If you remember, the third quarter was very mixed on the metal price. In fact, actually it went down in the third quarter. So that would reflect on the price for the fourth quarter. Now, in the fourth quarter, you have had quite a substantial increase in aluminum price, and you will see that picked up in the first quarter of 2006.

Operator

Thank you very much, ma’am. Ladies and gentlemen, your next question comes from the line of Dave Martin of Deutsche Bank. Please proceed.

Dave Martin - Deutsche Bank - Analyst

Yes, thank you. I just wanted to go back to some of the questions on cost. You mentioned a year ago you estimated that your cost head winds in 2005 would be $600 million. I think you mentioned caustic soda will be up about $50 million in ‘06. Do you care to guess what your total cost head winds would be in the year?

Alain Belda - ALCOA Inc - Chairman, CEO

For 2006?

Dave Martin - Deutsche Bank - Analyst

Yes.

Alain Belda - ALCOA Inc - Chairman, CEO

We think it’s about the same range of costs that you had in — we’ve had in this year, which is about $700 million, including bauxite, energy and everything, health care costs, transportation, labor rates, the whole thing.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Daniel Roling of Merrill Lynch. Please proceed.

Daniel Roling - Merrill Lynch - Analyst

Yes, could you review for us the status of your pension plan from a funding standpoint since you contributed that? And when do the labor contracts come up for renewal?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, labor contracts start negotiations in May, and I don’t know what is going to come out of it. But at this moment, I don’t think we’re expecting anything much different. So I’m not going to venture too much beyond saying that then. On the pension—.

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

Joe Muscari - ALCOA Inc - CFO

Approximately 85% funding.

Alain Belda - ALCOA Inc - Chairman, CEO

Yes, 85% funded.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Jonathan Goldberg of Hahn Management. Please proceed.

Jonathan Goldberg - Hahn Management - Analyst

Yes, just had a follow-up question on the canned sheet business. Of the two customers you mentioned that have the caps going away after 2006, and the one following that after ‘07, how much of your volumes in canned sheet does that represent?

Joe Muscari - ALCOA Inc - CFO

Actually, we typically don’t give out numbers like that, but I would say we will — at that point in time, we will have, in terms of total canned sheet worldwide, fairly — the majority will not be under cap, it will be very — there will still be a portion under caps, but it should be — it will be manageable for us. Particularly as you look at the total revenues and shipments for the Company, it will be something that I think as Rick shared with you last quarter, something less than 4%.

Operator

Thank you very much, sir. Ladies and gentlemen, our next question is a follow-up from the line of John Hill of Citigroup, please proceed.

John Hill - Citigroup - Analyst

Yes, thank you. I was hoping that you could shed a little bit more light on the extrusion business, and just explain for us one more time how that came to notch negative ATOI. I understand the hard alloys extrusions better than the soft but if you could just kind of walk us through the deterioration there, that would be great.

Joe Muscari - ALCOA Inc - CFO

Well, a good part of what you’re seeing, if you — again, if you look at quarter ‘04, quarter ‘05, were basically the same. Typically, you have you a seasonal drop-off for the soft alloy extrusions which is very, very heavy building and construction so that is primarily what you’ve seen there, what we’re seeing.

Alain Belda - ALCOA Inc - Chairman, CEO

John, we’ve separated those two types of markets, the hard alloy extrusion and the industrial products and rod and bar on one side, and separated the soft alloy extrusion, which is a sizable business worldwide, and this year, we will be talking every — basically every quarter when we review with you what progress we’re making there, this is a challenge business, it is a commodity business, very local, very service-oriented. We had some problems with it. We have lost the management right in the middle of a big transformation. We brought some new people in. And this is going to be the challenge for 2006. And we will be talking as we go every quarter about the progress we’re making there and we expect to make a lot of progress.

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FINAL TRANSCRIPT

Jan. 09. 2006 / 5:00PM, AA - Q4 2005 ALCOA Inc Earnings Conference Call

Operator

Thank you very much, sir and ladies and gentlemen that concludes our Q&A session for today. I would like to turn the call back over to our speakers for any closing remarks they may have.

Joe Muscari - ALCOA Inc - CFO

I would just like to say, I’m looking forward to meeting all of you and getting a chance to both work with you, but also to get to know each of you better, as we go forward in the year. Anyway thanks for listening in.

Bill Oplinger - ALCOA Inc - Director, IR

Thanks, Joe. That concludes the prepared remarks for the evening. If you have further question, call Neil [me] and the phone number on the press release. Thank you.

Operator

Thank you very much, gentlemen and thank you, ladies and gentlemen for your participation in today’s conference call. This concludes the presentation and you may now disconnect. Have a good day.

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